LISTED FUNDS TRUST
c/o U.S. Bancorp Fund Services, LLC
615 East Michigan Street | Milwaukee, Wisconsin 53202

September 27, 2024

VIA EDGAR TRANSMISSION

Division of Investment Management
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Listed Funds Trust (the “Trust”)
Securities Act Registration No. 333-215588
Investment Company Act Reg. No. 811-23226

Ladies and Gentlemen:

Pursuant to Rule 485(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and the regulations thereunder, transmitted herewith on behalf of the Trust is Post-Effective Amendment No. 333 and Amendment No. 335 to the Trust’s Registration Statement on Form N-1A, the purpose of which is to register eight (8) new series:

Teucrium No K-1 Corn ETF
Teucrium 2x Daily Corn ETF
Teucrium No K-1 Wheat ETF
Teucrium 2x Daily Wheat ETF
Teucrium No K-1 Sugar ETF
Teucrium 2x Daily Sugar ETF
Teucrium No K-1 Soybean ETF
Teucrium 2x Daily Soybean ETF

If you have any questions or require further information, please contact the undersigned at 608-716-8890 or chad.fickett@usbank.com.

Sincerely,

/s/ Chad Fickett
Chad Fickett
Secretary

Enclosures